Exhibit 107

Calculation of Filing Fee Tables
Form S-8
(Form Type)
CASELLA WASTE SYSTEMS, INC.
(Exact Name of Registrant as Specified in Its Charter)
Table 1 — Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A Common Stock, $0.01 par value per share	Other	400,000 shares (2)	$91.47 (3)	$36,588,000 (3)	$110.20 per $1,000,000	$4,032
Total Offering Amounts					$36,588,000		$4,032
Total Fee Offsets							—
Net Fee Due							$4,032
(1) In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2) Consists of 400,000 shares issuable under the Registrant’s Second Amended and Restated 1997 Employee Stock Purchase Plan.
(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based upon the average of the high and low prices of the Registrant’s Class A Common Stock as reported on the Nasdaq Global Select Market on May 31, 2023.